Exhibit 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorelaw.com

July 24, 2025

Nova LifeStyle, Inc.

6565 E. Washington Blvd.

Commerce, California 90040

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special Nevada counsel for Nova LifeStyle, Inc., a Nevada corporation (the “Company”), in connection with the registration under a Registration Statement on Form S-1 (File No. 333-287559) as amended by Amendment No. 1 and Amendment No. 2 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”) in connection with the offering of (i) up to $9,000,000 of shares (the “Offered Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”) and (ii) Warrants, as hereinafter defined, to purchase up to $21,600,000 of shares (the “Warrant Shares”) of the Company’s Common Stock. The total number of shares of Common Stock to be offered and sold, together with the Warrant Shares issuable upon exercise of the Warrants, shall not exceed 17,589,576 shares of Common Stock.

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company filed on September 9, 2009, as amended by certificate of amendment filed December 15, 2009, as amended by certificate of change filed December 18, 2019, as amended by certificate of change filed May 22, 2023, as amended by certificate of change filed September 5, 2023, as certified by an officer of the Company as of the date hereof;

2. The Amended and Restated Bylaws of the Company dated June 30, 2011, as amended by the First Amendment to the Amended and Restated Bylaws of the Company dated February 23, 2018, and as certified by an officer of the Company as of the date hereof;

3. The form of Securities Purchase Agreement (the “Securities Purchase Agreement”);

4. The form Common Stock Purchase Warrant (the “Warrants”);

July 24, 2025

5. Resolutions of the Board of Directors of the Company relating to: (i) the registration and issuance of the Offered Shares, the Warrants, and the Warrant Shares, and (ii) the creation of a pricing committee to authorize certain matters relating to the Offered Shares, the Warrants, and the Warrant Shares (the "Pricing Committee"), as certified by an officer of the Company as of the date hereof (the “Board Resolutions”); and

6. The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the Offered Shares and the Warrant Shares.

1. Upon adoption of Pricing Committee resolutions setting forth the terms and conditions of the issuance and sale of the Offered Shares, Warrants, and Warrant Shares as provided for in the Board Resolutions (the “Pricing Committee Resolutions"), issuance of the Offered Shares will have been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Securities Purchase Agreement, the Board Resolutions, and the Pricing Committee Resolutions, the Offered Shares will be validly issued, fully paid and nonassessable.

2. Upon adoption of Pricing Committee Resolutions, issuance of the Warrants will have been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Securities Purchase Agreement, the Board Resolutions, and the Pricing Committee Resolutions, the Warrants will be validly issued and enforceable in accordance with their terms, except as to enforcement of remedies, as may be limited by bankruptcy, insolvency or similar laws affecting generally the enforcement of creditor's remedies.

July 24, 2025

3. Upon adoption of Pricing Committee Resolutions, issuance of the Warrant Shares will have been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Warrants, the Board Resolutions, and the Pricing Committee Resolutions, the Warrant Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ Fennemore Craig, P.C.